Exhibit d(i) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K



                        CO-ADVISORY CONTRACT

      This Contract is made this ......10TH DAY OF OCTOBER, 2000, between
FEDERATED INVESTMENT MANAGEMENT COMPANY, a Delaware business trust having its principal place of business in Pittsburgh, Pennsylvania (the "CO-ADVISER"), and 4 WINDS FAMILY OF FUNDS, aNULL Delaware business trust having its principal place of business in Pittsburgh, Pennsylvania (the "TRUST").

      WHEREAS the Trust is an open-end management investment company as that term is defined in the Investment Company Act of 1940, as amended, and is registered as such with the Securities and Exchange Commission; and

      WHEREAS Co-Adviser engages in the business of rendering investment advisory and management services.

      NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. The Trust hereby appoints Co-Adviser as Co-Adviser for the 4 Winds Treasury Money Market Fund (`Fund") and Co-Adviser accepts the appointment. Subject to the direction of the Trustees, Co-Adviser shall provide investment research and supervision of the investments of the Fund, and shall conduct a continuous program of investment evaluation evaluation and of appropriate sale or other disposition and reinvestment of the Fund's assets. It is agreed and understood that, during the term of this Contract, Native American Advisors, Inc. shall be responsible for providing the Trustees with periodic reports and analyses regarding current economic and investment matters which may affect the Fund, and shall monitor and provide the Trustees with analyses of the Fund's performance in light of these trends to the terms of the Advisory Agreement dated October ____, 2000 between the Fund and Native American Advisors, Inc.

      2. Co-Adviser, regarding its activities on behalf of the Fund, will be guided by the Fund's investment objective and policies and the provisions and restrictions contained in the Declaration of Trust and By-Laws of the Trust and as set forth in the Registration Statements and exhibits as may be on file with the Securities and Exchange Commission.

      3. The Fund shall pay or cause to be paid all of its own expenses and its allocable share of Trust expenses, including, without limitation, the expenses of organizing the Trust and continuing its existence; fees and expenses of Trustees and officers of the Trust; fees for investment advisory services and administrative personnel and services; expenses incurred in the distribution of its shares ("Shares"), including expenses of administrative support services; fees and expenses of preparing and printing its Registration Statements under the Securities Act of 1933 and the Investment Company Act of 1940, as amended, and any amendments thereto; expenses of registering and qualifying the Trust, the Fund, and Shares under federal and state laws and regulations; expenses of preparing, printing, and distributing prospectuses (and any amendments thereto) to shareholders; interest expense, taxes, fees, and commissions of every kind; expenses of issue (including cost of Share certificates), purchase, repurchase, and redemption of Shares, including expenses attributable to a program of periodic issue; charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, and registrars; printing and mailing costs, auditing, accounting, and legal expenses; reports to shareholders and governmental officers and commissions; expenses of meetings of Trustees and shareholders and proxy solicitations therefor; insurance expenses; association membership dues and such nonrecurring items as may arise, including all losses and liabilities incurred in administering the Trust and the Fund. The Fund will also pay its allocable share of such extraordinary expenses as may arise including expenses incurred in connection with litigation, proceedings, and claims and the legal obligations of the Trust to indemnify its officers and Trustees and agents with respect thereto.

      4. The Fund shall pay to Co-Adviser, for all services rendered to Fund by Co-Adviser hereunder, the fees set forth in the exhibits attached hereto.

      5. The net asset value of the Fund's Shares as used herein will be calculated to the nearest 1/10th of one cent.

      6. The Co-Adviser may from time to time and for such periods as it deems appropriate reduce its compensation (and, if appropriate, assume expenses of the Fund) to the extent that the Fund's expenses exceed such lower expense limitation as the Co-Adviser may, by notice to the Fund, voluntarily declare to be effective.

      7. This Contract shall begin for the Fund as of the date of execution of the exhibit hereto and shall continue in effect with respect to the Fund for two years from the date of this Contract set forth above and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Contract or interested persons of any such party cast in person at a meeting called for that purpose; and (b) Co-Adviser shall not have notified the Fund in writing at least sixty (60) days prior to the anniversary date of this Contract in any year thereafter that it does not desire such continuation with respect to Fund.

      8. Notwithstanding any provision in this Contract, it may be terminated at any time with respect to the Fund, without the payment of any penalty, by the Trustees of the Trust or by a vote of the shareholders of that Fund on sixty
(60) days' written notice to Co-Adviser.

      9. This Contract may not be assigned by Co-Adviser and shall automatically terminate in the event of any assignment. Co-Adviser may employ or contract with such other person, persons, corporation, or corporations at its own cost and expense as it shall determine in order to assist it in carrying out this Contract.

      10. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties under this Contract on the part of Co-Adviser, Co-Adviser shall not be liable to the Trust or to any of the Funds or to any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security.

      11. This Contract may be amended at any time by agreement of the parties provided that the amendment shall be approved both by the vote of a majority of the Trustees of the Trust including a majority of the Trustees who are not parties to this Contract or interested persons of any such party to this Contract (other than as Trustees of the Trust) cast in person at a meeting called for that purpose, and, where required by Section 15(a)(2) of the Act, on behalf of a Fund by a majority of the outstanding voting securities of such Fund as defined in Section 2(a)(42) of the Act.

      12. The Co-Adviser acknowledges that all sales literature for investment companies (such as the Trust) is subject to strict regulatory oversight. The Co-Adviser agrees to submit any proposed sales literature for the Trust (or the Fund) or for itself or its affiliates which mentions the Trust (or the Fund) to the Trust's distributor for review and filing with the appropriate regulatory authorities prior to the public release of any such sales literature, provided, however, that nothing herein shall be construed so as to create any obligation or duty on the part of the Co-Adviser to produce sales literature for the Trust (or the Fund). The Trust agrees to cause its distributor to promptly review all such sales literature to ensure compliance with relevant requirements, to promptly advise Co-Adviser of any deficiencies contained in such sales literature, to promptly file complying sales literature with the relevant authorities, and to cause such sales literature to be distributed to prospective investors in the Trust.

      13. Co-Adviser is hereby expressly put on notice of the limitation of liability as set forth in Article VII of the Declaration of Trust and agrees that the obligations pursuant to this Contract of the Fund and of the Trust with respect to the Fund be limited solely to the assets of the Fund, and Co-Adviser shall not seek satisfaction of any such obligation from any other Fund of the Trust, the shareholders of any such Fund or the Fund, the Trustees, officers, employees, or agents of the Trust, or any of them.

      14. The parties hereto acknowledge that 21st Century Enterprises, Inc., has reserved the right to grant the non-exclusive use of the name "4 Winds Family of Funds" or any derivative thereof to any other investment company, investment company portfolio, investment adviser, distributor, or other business enterprise, and to withdraw from the Trust and the Fund the use of the name 4 Winds Family of Funds. The name 4 Winds Family of Funds will continue to be used by the Trust and the Fund so long as such use is mutually agreeable to 21st Century Enterprises, Inc. and the Trust.

      15. The Trust and the Fund hereby acknowledge that Co-Adviser is not responsible for pricing portfolio securities, and that the Trust and the Fund will rely on the pricing agent chosen by the Board of the Trust for prices of securities, for any purposes.

     16. This Contract shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

      17. This Contract will become binding on the parties hereto upon their execution of the attached exhibits to this Contract.

                                    EXHIBIT A

                                     to the

                          Investment Advisory Contract

                       4 WINDS TREASURY MONEY MARKET FUND

      For all services rendered by Co-Adviser hereunder, the above-named Fund of the 4 WINDS FAMILY OF FUNDS shall pay to Co-Adviser and Co-Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.35% of the average daily net assets of the Fund.

      The portion of the fee based upon the average daily net assets of the Fund shall be accrued DAILY at the rate of 1/365th of 0.35% of 1% applied to the daily net assets of the Fund.

      The advisory fee so accrued shall be paid to Co-Adviser MONTHLY.

      Witness the due execution hereof this _10TH DAY OF OCTOBER , 2000.

                                    4 WINDS FAMILY OF FUNDS

                                    By: /s/ GEORGE POLATAS
                                            ---------------------------
                                    Name: GEORGE POLATAS
                                          -----------------------------
                                    Title: VICE PRESIDENT
                                           ----------------------------



                                    FEDERATED INVESTMENT MANAGEMENT COMPANY

                                    By:      /S/ J. CHRISTOPHER DONAHUE
                                    Name:        J. CHRISTOPHER DONAHUE
                                    Title:                    PRESIDENT